Exhibit 4.35

To:	WORLD SHIPPING CO.
(“Borrower A”)
and
HONOR SHIPPING CO.
(“Borrower B”)
each of Trust Company Complex
Ajeltake Road, Ajeltake Island, Majuro
Marshall Islands MH 96960
as joint and several borrowers and joint and several hedge guarantors
(together, the “Borrowers” and each a “Borrower”)

SEANERGY MARITIME HOLDINGS CORP.
Trust Company Complex
Ajeltake Road, Ajeltake Island, Majuro
Marshall Islands MH 96960
In its capacities as guarantor and shareholder
(the “Guarantor”)

SEANERGY SHIPMANAGEMENT CORP.
Trust Company Complex
Ajeltake Road, Ajeltake Island,
Majuro, Marshall Islands MH 96960
(the “Approved Manager”)

From: PIRAEUS BANK S.A.
170 Alexandras Avenue
115 21 Athens
Greece
with General Commercial Registry
corporate registration number 157660660000
(the “Lender”)

3	July 2023

Dear all

Facility agreement dated 22 June 2022 as amended and supplemented by a side letter agreement dated 24 June 2022 and by a supplemental agreement dated 3 July 2023 (together, the “Facility Agreement”) made between (i) the Borrowers, as joint and several borrowers and joint and several hedge guarantors, (ii) the Guarantor as guarantor and (iii) the Lender, as lender, in respect of a loan facility of (originally) up to US$38,000,000

1	LIBOR DISCONTINUANCE

(a)	The Transaction Obligors:

(i)
acknowledge that the discontinuation of LIBOR will affect a great number of facility agreements in the international and domestic loan markets, as they will need to be amended to provide for a replacement benchmark rate;

(ii)	note that it is considered in the market that the most efficient way to amend such facility agreements (including the Facility Agreement) is to adopt a standardised approach in their amendment; and

(iii)
consequently, accept that the provisions of this Agreement will override any conflicting provisions in the Facility Agreement, without the need to list such provisions or to, otherwise, specifically refer to them in this Agreement.

(b)	To address the issue of LIBOR discontinuation, this Agreement supplements the Facility Agreement and:

(i)	sets out the main terms for the replacement of LIBOR as the benchmark rate for the calculation of interest under the Facility Agreement by a successor rate (the “LIBOR Replacement”); and

(ii)	effects the consequential amendments required to the Facility Agreement, to give effect to the LIBOR Replacement.

2	INTERPRETATION

(a)	Definitions

In this Agreement:

“Amended Facility Agreement” means the Facility Agreement as amended and supplemented by this Agreement.

“Effective Date” means the date on which the Lender notifies the Borrowers as to the satisfaction of the conditions precedent as provided in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to the Lender.

“Mortgage A” means a first preferred Marshall Islands mortgage over m.v. “WORLDSHIP” with official number 9531 executed by Borrower A in favour of the Lender duly recorded on June 27, 2022 at 12:12 P.M., E.E.S.T. at Piraeus, Greece (June 27, 2022 at 05:12 A.M., E.D.S.T. in the Central Office of the Maritime Administrator) in Book PM 33 at Page 1320.

“Mortgage Addenda” means together the Mortgage Addendum A and the Mortgage Addendum B.

“Mortgage Addendum A” means a mortgage addendum to Mortgage A to be entered into between Borrower A and the Lender.

“Mortgage Addendum B” means a mortgage addendum to Mortgage B to be entered into between Borrower B and the Lender.

“Mortgage B” means a first preferred Marshall Islands mortgage over m.v. “HONORSHIP” with official number 10071 executed by Borrower B in favour of the Lender duly recorded on June 27, 2022 at 06:31 A.M., E.E.S.T. at Piraeus, Greece (June 26, 2022 at 11:31 P.M., E.D.S.T. in the Central Office of the Maritime Administrator) in Book PM 33 at Page 1328.

(b)	Defined expressions

All other defined expressions shall have the meaning given to them in Part 2 of the Schedule. Any other defined expressions in the Facility Agreement and the other Finance Documents shall continue to have the same meanings and shall have the same meanings when used in this Agreement, unless the context otherwise requires or unless otherwise defined in this Agreement (including Part 2 of the Schedule hereto).

(c)	Construction

(i)	References to “this Agreement” shall include the Schedule to it.

(ii)	Clause 1.2 (construction) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

(d)	Designation as a Finance Document

The Borrowers and the Lender designate this Agreement as a Finance Document.

(e)	Third party rights

(i)
Unless provided to the contrary in a Finance Document, a person (other than the Lender or a Transaction Obligor) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(ii)	Notwithstanding any term of any Finance Document, the consent of any person (other than the Lender or a Transaction Obligor) is not required to rescind or vary this Agreement at any time.

3	CONDITIONS PRECEDENT

(a)
The Effective Date cannot occur unless the Lender has received all of the documents and other evidence listed in Part 3 (Conditions Precedent) of the Schedule in form and substance satisfactory to the Lender on or before the date of this Agreement or such later date as the Lender may agree with the Borrowers.

(b)	The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in paragraph (a) above.

4	REPRESENTATIONS

(a)	Transaction Obligor representations

On the date of this Agreement and on the Effective Date, each Transaction Obligor represents and warrants to the Lender that:

(i)	it is a corporation, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(ii)
the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations;

(iii)	the entry into and performance by it of this Agreement does not and will not:

(A)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(B)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets; and

(iv)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and, in the case of the Borrowers, the Amended Facility Agreement.

(b)	No representations or advice

(i)
Each Transaction Obligor confirms to the Lender that it has made (and shall continue to make) its own independent investigation and assessment of the merits and effect of the amendments contemplated by this Agreement, including, without limitation:

(A)
the impact of those amendments on the payments to be made under the Amended Facility Agreement (and under any associated transaction, including any hedging or derivative transaction entered into or to be entered into in relation to the Amended Facility Agreement);

(B)	the administration of, submission of data to, or any other matter related to, any rate referred to in, or contemplated by, the Amended Facility Agreement;

(C)	the suitability of any rate referred to in, or contemplated by, the Amended Facility Agreement for any Transaction Obligor or any entity related to it; or

(D)
the composition or characteristics of any rate referred to in, or contemplated by, the Amended Facility Agreement, including whether it is similar to, produces the same value or economic equivalence to, or has the same volume or liquidity as, any rate which it replaces (in whole or in part).

(ii)
The Lender makes no representation or warranty as to any matter referred to in sub- paragraph (i) above. Each Transaction Obligor agrees that it has not entered into this Agreement in reliance on any such representation or warranty, acknowledges that it is responsible for taking its own advice in relation to this Agreement and the matters referred to in sub- paragraph (i) above and agrees that it has not received or relied upon any such advice from the Lender, and waives all rights and remedies in respect of those matters.

5	AMENDMENTS

(a)	Amendments

(i)	On and from the Effective Date, the amendments set out in Part 1 and Part 2 of the Schedule will take effect and will override any contrary provisions in the Facility Agreement.

(ii)
This Agreement shall be read together with the Facility Agreement and, when there is any conflict between this Agreement and any other provision of any Finance Document, this Agreement will prevail (without prejudice to any rights or obligations accruing before the Effective Date).

(b)	Consents

On the Effective Date:

(i)	each Borrower:

(A)	confirms its acceptance of the Amended Facility Agreement;

(B)	agrees that it is bound as a Borrower (as defined in the Amended Facility Agreement);

(C)	confirms that the definition of, and references throughout each of the Finance Documents to, the Facility Agreement shall be construed as if the same referred to the Amended Facility Agreement; and

(ii)	the Guarantor confirms that:

(A)
its guarantee (included in clause 17 (Guarantee and indemnity) of the Facility Agreement) extends to the obligations of the Borrowers under the Finance Documents as amended and supplemented by this Agreement;

(B)	the obligations of the Borrowers under the Finance Documents as amended and supplemented by this Agreement are included in the Secured Liabilities; and

(C)	its guarantee (included in clause 17 (Guarantee and indemnity) of the Facility Agreement) continues to have full force and effect in accordance with its terms as so extended.

(c)	Security confirmation

On the Effective Date, each Transaction Obligor confirms that:

(i)	any Security created by it under the Finance Documents extends to the obligations of the Borrowers under the Amended Facility Agreement and the other Finance Documents;

(ii)	the obligations of the Borrowers under the Amended Facility Agreement are included in the Secured Liabilities (as defined in the Finance Documents to which it is a party);

(iii)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents; and

(iv)	this Security confirmation neither creates nor purports to create a registrable Security.

(d)	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect and, from the Effective Date:

(i)	in the case of the Facility Agreement as amended and supplemented pursuant to this Agreement;

(ii)	the Facility Agreement and the applicable provisions of this Agreement will be read and construed as one document; and

(iii)
except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and the Lender expressly reserves all its rights and remedies in respect of any breach of, or default (however described) under the Finance Documents.

6	MISCELLANEOUS

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)
The Borrowers shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees of legal advisers of the Lender) reasonably incurred by the Lender in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

7	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(c)	The Borrowers accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Borrowers will not argue to the contrary.

(d)
To the extent allowed by law, this Paragraph 7 (Governing Law and Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

Yours faithfully

LENDER

SIGNED by	)	/s/ Konstantinos Kontopoulos	/s/ Birlis Charalampos
duly authorised for and on behalf of	)	Konstantinos Kontopoulos	BIRLIS CHARALAMPOS
PIRAEUS BANK S.A.	)
in the presence of:	)	/s/ Charikleia Mavromati
CHARIKLEIA MAVROMATI
ATTORNEY-AT-LAW
WATSON FARLEY & WILLIAMS GREECE
348 SYNGROU AVENUE
176 74 KALIITHEA
ATHENS GREECE

We hereby acknowledge receipt of the above Agreement and confirm our agreement to its terms.

SIGNED by Stavros Gyftakis	)	/s/ Stavros Gyftakis
its attorney-in fact	)
for and on behalf of	)
WORLD SHIPPING CO.	)
in the presence of: Maria Kalothetou	)	/s/ Maria Kalothetou
Date:	3	July 2023	154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece

SIGNED by Stavros Gyftakis	)	/s/ Stavros Gyftakis
its attorney-in fact	)
for and on behalf of	)
HONOR SHIPPING CO.	)
in the presence of: Maria Kalothetou	)	/s/ Maria Kalothetou
Date:	3	July 2023	154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece

SIGNED by Stavros Gyftakis	)	/s/ Stavros Gyftakis
its attorney-in fact	)
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of: Maria Kalothetou	)	/s/ Maria Kalothetou
Date:	3	July 2023	154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece

SIGNED by Stamatios Tsantanis	)	/s/ Stamatios Tsantanis
its ~~attorney-in fact~~ President	)
for and on behalf of	)
SEANERGY SHIPMANAGEMENT CORP.	)
in the presence of: Maria Kalothetou	)	/s/ Maria Kalothetou
Date:	3	July 2023	154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece

SCHEDULE

PART 1

TERM SOFR OPERATIVE PROVISIONS

1	RATE SWITCH

1.1	Switch to Reference Rate

Subject to Paragraph 1.2 (Delayed switch for existing LIBOR Loans) below, on and from the Rate Switch Date:

(a)	use of the Reference Rate will replace the use of LIBOR for the calculation of interest for any Loan, any part of the Loan or Unpaid Sum; and

(b)
any Loan or any part of the Loan or Unpaid Sum shall be a “Term SOFR Loan” and Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to such Loan, any such part of the Loan or Unpaid Sum.

1.2	Delayed switch for existing LIBOR Loans

If the Rate Switch Date falls before the last day of an Interest Period for a LIBOR Loan:

(a)
any Loan, relevant part of the Loan or Unpaid Sum (as applicable) shall continue to be a LIBOR Loan for that Interest Period and the clause headed “Calculation of interest” in the Facility Agreement (or, in the absence of such clause, any provision in the Facility Agreement setting out the rate of interest on a LIBOR Loan) shall continue to apply to such Loan, relevant part of the Loan or Unpaid Sum (as applicable) for that Interest Period;

(b)
any provision of this Part 1 which is expressed to relate solely to a Term SOFR Loan shall not apply in relation to such Loan, relevant part of the Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan, relevant part of the Loan or Unpaid Sum (as applicable):

(i)	such Loan, relevant part of the Loan or Unpaid Sum (as applicable) shall be a “Term SOFR Loan”; and

(ii)	Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to it.

2	INTEREST

2.1	Calculation of interest – Term SOFR Loans

The rate of interest on each Term SOFR Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	Reference Rate; and

(c)	Credit Adjustment Spread.

3	INTEREST PERIODS

(a)	An Interest Period in respect of a LIBOR Loan may not be selected if it would extend beyond the Rate Switch Date.

(b)	In respect of a Term SOFR Loan, the Borrowers may select an Interest Period of one, three or six Months or of any other period agreed between the Borrowers and the Lender.

4	CHANGES TO THE CALCULATION OF INTEREST

4.1	Unavailability of Term SOFR

(a)
Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(b)
Cost of funds: If no Term SOFR is available for the Interest Period and it is not possible to calculate the Interpolated Term SOFR, Paragraph 4.3 (Cost of funds) below shall apply to that Term SOFR Loan for that Interest Period.

4.2	Market disruption

In the case of a Term SOFR Loan, if, before close of business in London on the Term SOFR Quotation Day, the Lender notifies the Borrowers that the cost to it of funding that Term SOFR Loan would be in excess of the Market Disruption Rate then Paragraph 4.3 (Cost of funds) below shall apply to that Term SOFR Loan for the relevant Interest Period.

4.3	Cost of funds

(a)
If this Paragraph 4.3 (Cost of funds) applies to a Term SOFR Loan for an Interest Period, Paragraph 2.1 (Calculation of interest - Term SOFR Loans) above shall not apply to that Term SOFR Loan for that Interest Period and the rate of interest on that Term SOFR Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Borrowers by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period for that Term SOFR Loan, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Term SOFR Loan.

(b)
If this Paragraph 4.3 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	If paragraph (d) below does not apply and any rate notified by the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(d)
If this Paragraph 4.3 (Cost of funds) applies pursuant to Paragraph 4.2 (Market disruption) and the Lender’s Funding Rate is less than the Market Disruption Rate, the Lender’s cost of funds in relation to the relevant Term SOFR Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Market Disruption Rate for that Term SOFR Loan.

4.4	Break Costs

The Borrowers shall, on demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of a Term SOFR Loan being paid by the Borrowers on a day prior to the last day of an Interest Period for that Term SOFR Loan.

5	PREPAYMENTS

5.1	Voluntary prepayment

There may be no more than two voluntary prepayments in part of any Term SOFR Loan made in each 12-month period beginning on the Rate Switch Date unless the relevant prepayment is made at the end of an Interest Period relating to that Term SOFR Loan.

6	MISCELLANEOUS

After the Rate Switch Date, any reference in the Amended Facility Agreement to the London Interbank Market shall be deemed to be to the Relevant Market.

PART 2

GENERAL DEFINITIONS AND CONSTRUCTION

1	Definitions

In this Agreement:

“Break Costs” means, in respect of any Term SOFR Loan the amount (if any) by which:

(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means:

(a)	a day (other than a Saturday or a Sunday) on which banks are open for general business in Athens and New York; and

(b)	(in relation to the fixing of an interest rate for a Term SOFR Loan) which is a US Government Securities Business Day relating to that Term SOFR Loan.

“Credit Adjustment Spread” means, in respect of the Interest Period for any Term SOFR Loan, the rate set out in Column B opposite the length of such Interest Period in the table below:

A: Length of Interest Period	B: Credit Adjustment Spread

≤ 1 Month	0.11448%

> 1 Month and ≤ 3 Months	0.26161%

> 3 Months and ≤ 6 Months	0.42826%

“Interest Period”:

(a)	has, if the Facility Agreement contains a definition of “Interest Period”, the meaning given to it in that definition; or

(b)
if the Facility Agreement does not contain a definition of “Interest Period”, means any period by reference to which interest or other payments in respect of any Loan, any part of the Loan or Unpaid Sum are calculated.

“Finance Document” means:

(a)	if the Facility Agreement contains a definition of “Finance Document”, any document falling within that definition; or

(b)	if the Facility Agreement does not contain a definition of “Finance Document”:

(i)	the Facility Agreement;

(ii)	any mandate letter or fee letter entered into in relation to the Facility Agreement;

(iii)	any document under which any guarantee, Security or other assurance against loss is provided in relation to amounts owing under the Facility Agreement or any other Finance Document;

(iv)	any document under which a Borrower becomes a party to the Facility Agreement or ceases to be a party to the Facility Agreement;

(v)	any master agreement, confirmation, schedule or other agreement entered into by the Borrowers for the purpose of hedging interest payable under the Facility Agreement;

(vi)	any document expressing any intercreditor arrangement, priority arrangement in relation to Security or any similar agreement between the Lender and any creditors of the Borrowers;

(vii)	this Agreement; and

(viii)	any other document designated as a “Finance Document” by the Lender and the Borrowers.

“Funding Rate” means, in relation to a Term SOFR Loan, any individual rate notified by the Lender to the Borrowers pursuant to sub-paragraph (a)(ii) of Paragraph 4.3 (Cost of funds) above.

“Interpolated Term SOFR” means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, SOFR for the day which is two US Government Securities Business Days before the Term SOFR Quotation Day; and

(b)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

“LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

“LIBOR Loan” means any Loan, the Loan, part of the Loan or, if applicable, Unpaid Sum which is not a Term SOFR Loan.

“Loan”:

(a)	has, if the Facility Agreement contains a definition of “Loan”, the meaning given to it in that definition; or

(b)	if the Facility Agreement does not contain a definition of “Loan”, means a loan made or to be made under the Facility Agreement or the principal amount outstanding for the time being of that loan.

“Margin”:

(a)	has, if the Facility Agreement contains a definition of “Margin”, the meaning given to it in that definition; or

(b)
if the Facility Agreement does not contain a definition of “Margin”, means any margin, spread, or any other amount which, prior to the Rate Switch Date, was added to LIBOR to calculate any interest or other amount under the Facility Agreement.

“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread.

“part of the Loan”:

(a)	has, if the Facility Agreement contains a definition of “part of the Loan”, the meaning given to it in that definition; or

(b)	if the Facility Agreement does not contain a definition of “part of the Loan”, means an advance, a tranche or any part of the Loan, as the context may require.

“Rate Switch Date” means the first day of the Interest Period in respect of the Loan fixed after the Effective Date or any other date agreed as such between the Lender and the Borrowers, but in any event no later than the end of the first interest period falling due after 30 June 2023.

“Reference Rate” means, in relation to any Term SOFR Loan:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day and for a period equal in length to the Interest Period of that Term SOFR Loan; or

(b)	as otherwise determined pursuant to Paragraph 4.1 (Unavailability of Term SOFR),

and if, in either case, the aggregate of that rate and the Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the Credit Adjustment Spread is zero.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Secured Liabilities”:

(a)	has, if the Finance Documents contain a definition of “Secured Liabilities” or “Secured Obligations”, the meaning given to that term in that definition (as applicable); or

(b)
if the Finance Documents do not contain a definition of “Secured Liabilities” or “Secured Obligations”, means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the security provider or the Transaction Obligors (as the case may be) to the Lender under or in connection with the Finance Documents.

“Security”:

(a)	has, if the Facility Agreement contains a definition of “Security” or “Security Interest”, the meaning given to that term in that definition (as applicable); or

(b)
if the Facility Agreement does not contain a definition of “Security” or “Security Interest”, means any mortgage, charge, pledge, lien or other security interest (in any jurisdiction) which secures any obligation of any person, or any other agreement or arrangement having a similar effect.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Loan” means a Loan or, if applicable, Unpaid Sum which is, or becomes, a “Term SOFR Loan” pursuant to Paragraph 1 (Rate Switch) of Part 1 (Term SOFR Operative Provisions) of this Schedule.

“Term SOFR Quotation Day” means, in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Loan, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loan market, in which case the Term SOFR Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

“Transaction Obligor” means the Borrowers, the Guarantor or the Approved Manager. “Unpaid Sum”:

(a)	has, if the Facility Agreement contains a definition of “Unpaid Sum”, the meaning given to it in that definition; or

(b)	if the Facility Agreement does not contain a definition of “Unpaid Sum”, means any sum due and payable but unpaid by the Borrowers under the Finance Documents, howsoever defined (if at all).

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

2	Construction

Unless a contrary indication appears, a reference in this Agreement to:

(a)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(b)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(c)
the Lender’s “cost of funds” in relation to any Term SOFR Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that Term SOFR Loan for a period equal in length to the Interest Period of that Term SOFR Loan;

(d)	a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrowers.

PART 3

CONDITIONS PRECEDENT

1	Corporate documentation

(a)	A copy of the constitutional documents of each Transaction Obligor.

(b)	A copy of a resolution of the board of directors of each Transaction Obligor (other than the Approved Manager):

(i)
approving the terms of, and the transactions contemplated by, this Agreement and, where appropriate, the relevant Mortgage Addendum and resolving that it executes this Agreement and, where appropriate, the relevant Mortgage Addendum;

(ii)	authorising a specified person or persons to execute this Agreement and, where appropriate, the relevant Mortgage Addendum on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, this Agreement and, where appropriate, the relevant Mortgage Addendum.

(c)
An original of the power of attorney of each Transaction Obligor (other than the Approved Manager)authorising a specified person or persons to execute this Agreement and, where appropriate, the relevant Mortgage Addendum.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)
A copy of a resolution signed by all the holders of the issued shares in each Borrower approving the terms of, and the transactions contemplated by, this Agreement and, where appropriate, the relevant Mortgage Addendum.

2	Finance Documents

(a)	A duly executed original of this Agreement.

(b)
Duly executed originals of the Mortgage Addenda together with documentary evidence that the Mortgage Addenda have been duly registered as valid addenda in accordance with the laws of the Republic of the Marshall Islands.

3	Legal Opinions

(a)	A legal opinion of Watson Farley & Williams Greece, legal advisers to the Lender in England, substantially in the form distributed to the Lender before signing this Agreement.

(b)	Legal opinions of the legal advisers to the Lender in the jurisdiction of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

4	Other documents and evidence

Evidence that the fees, costs and expenses then due from the Borrowers pursuant to paragraph (b) of Clause 6 (Miscellaneous) have been paid or will be paid by the date of this Agreement.